EXHIBIT 10.226
EMPLOYMENT AGREEMENT
     This Agreement (the “Agreement”) is made and entered into as of this 5th day of March, 2005 by and between Mark Sicilia, an individual resident of the State of Mississippi (the “Executive”) and Lakes Entertainment, Inc., a Minnesota corporation, including its subsidiaries and affiliates (collectively, “Employer” or the “Company”).
RECITALS
     WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to employ and retain Executive as its Vice President of Food & Beverage; and
     WHEREAS, Executive has accepted this position with the Company; and
     WHEREAS, the Board and the Executive wish to enter into this Agreement to document the terms of the Executive’s employment with the Company; and
     WHEREAS, the Board wishes to encourage the Executive to continue his employment with the Company subject to the terms and conditions of this Agreement, and the Board believes that this objective can be best achieved by providing for a compensation arrangement for the Executive upon the Executive’s termination of employment under certain circumstances (as hereinafter defined).
     NOW, THEREFORE, in consideration of the mutual promises and covenants and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:
AGREEMENT
     1. Employment. The Company hereby employs Executive as its Vice President of Food & Beverage, and Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.
     2. Term. Executives employment by the Company will be for a term of three years, commencing January 24, 2005 (the “Initial Term”), unless earlier terminated as provided in Section 8 below. If either Company or Executive desires to continue the employment relationship beyond the Initial Term, such party will give the other party written notice by November 1, 2007. The Initial Term will be automatically extended for successive one-year periods, unless either party gives written notice to the other at least 90 days prior to the expiration of the Initial Term or applicable one-year extension that such party elects not to extend the period of employment. Like the Initial Term, any one-year extension may be earlier terminated as provided in Section 8 below.
     3. Base Salary. Employer shall pay Executive an annualized base salary (“Base Salary”) in the amount of $200,000, or such higher amount as may from time-to-time be determined by Employer in its sole discretion. Such salary shall be paid in equal installments in the manner and at the times as other employees of Employer are paid.

     4. Incentive Compensation/Stock.
     a) Incentive Compensation. Except as provided in Section 8(b) below, Executive will receive an annual bonus in an amount equal to at least 40%, and up to 60%, of Executive’s Base Salary. The amount of the bonus will be subject to the recommendation of Employer’s senior management and the approval of the Compensation Committee of Employer’s Board of Directors.
     b) Stock. Pursuant to the Lakes Entertainment, Inc. 1998 Stock Option and Compensation Plan, Executive will be granted a nonqualified stock option for the purchase of 75,000 shares of common stock of the Company, provided that Executive executes the Non-Qualified Stock Option Agreement in form and content substantially similar to Exhibit A attached hereto.
     5. Benefits. The Company shall provide to Executive such benefits as are provided by Employer to its other vice presidents. Executive shall pay for the portion of the cost of such benefits as is from time-to-time established by Employer as the portion of such cost to be paid by its vice presidents. Employer will also reimburse Executive for the reasonable costs that he incurs to relocate to the Twin Cities metropolitan area pursuant to Employer’s relocation policy.
     6. Costs and Expenses. Employer will reimburse Executive for reasonable travel and other business expenses incurred while performing Executive’s duties under this Agreement upon Executive submitting suitable documentation.
     7. Duties. The duties to be performed by Executive during the term of this Agreement shall be designated from time-to-time by the President or his designee(s).
     8. Termination.
     a) Without Cause or Constructive Termination. In the event Company terminates Executive’s employment “Without Cause,” or Executive terminates Executive’s employment and such termination constitutes a “Constructive Termination” (as both quoted terms are defined in Section 9 below), Executive shall be entitled to receive the benefits in subsections (1) through (5) below. All payments are subject to applicable federal and state income tax and other legally required withholdings and any other deductions that Executive voluntarily authorizes in writing. All payments in subsections (1), (2), and (3) will be on a regular basis pursuant to Sections 3 and 4 of this Agreement. The payments in subsections (2) through (5) are conditioned on Executive executing a General Release of legal claims in form and content satisfactory to Employer.
(1)	Executive’s Base Salary through the last day of Executive’s employment;

(2)	An amount equal to 12 months of Executive’s Base Salary;

(3)	An amount equal to the average bonus that Executive received in the Company’s fiscal year(s) prior to the fiscal year in which Executive’s employment terminated;

(4)	All outstanding options to purchase shares of stock in the Company shall immediately vest and become immediately exercisable and, Executive or Executive’s legal representative shall have until the date that is two years after the date on which Executive ceases to be employed by the Company to exercise Executive’s right to purchase shares of stock of the Company under any such option agreements (whether entered into before or after the date of this Agreement); and
(5)	Executive and Executive’s dependents will have the right under applicable law to continue coverage for all medical and dental insurance benefits of the type that they received immediately prior to the date of such termination (or, in the event their participation in a plan pursuant to which any such benefits are provided is barred by the terms of such plan, benefits that are not less favorable to them than the benefits under such plan). Employer will pay its share of the cost of such benefits for 12 months from the last day of Executive’s employment, or until Executive obtains essentially equivalent and no less favorable benefits from a subsequent employer, whichever occurs first. Executive and his dependents will continue to bear the same portion of the cost of such benefits, if any, as they bore immediately prior to the date of such termination. Executive will complete and submit the necessary paperwork to continue the above benefits.
     b) With Cause or Voluntary Resignation. In the event Company terminates Executive’s employment other than “Without Cause,” or Executive voluntarily terminates employment and such termination is not a “Constructive Termination,” Executive shall be entitled to receive only the payments set forth in Section 8(a)(1) above. In either event, Executive’s bonus for the fiscal year in which such termination occurred will be deemed to have been not earned and due and owing.
     9. Certain Definitions.
     a) Termination Without Cause.
     Termination “Without Cause” shall mean termination of the Executive’s employment by the Company for reasons other than:
(1)	the commission of a felony;

(2)	the theft or embezzlement of property of Employer or the commission of any similar act involving moral turpitude;

(3)	the failure of Executive to substantially perform his material duties and responsibilities under this Agreement for any reason other than the Executive’s death or disability, which failure if, in the opinion of the Company such failure is curable, is not cured within 30 days after written notice of such failure from the Company’s Board of Directors specifying such failure;

(4)	the Executive’s material violation of a significant Company policy; which violation the Executive fails to cure within 30 days after written notice of such violation from the Company specifying such failure; or which violation the Company, in its opinion, deems noncurable; or

(5)	the revocation of any gaming license issued by any governmental entity to Executive as a result of any act or omission by the Executive.
     b) Constructive Termination.
          “Constructive Termination” shall mean termination of the Executive’s employment by Executive, exercising good faith, and for any of the following reasons, which Company fails to cure or resolve within 30 days after written notice of such matter from the Executive specifying such matter:
(1)	a material, adverse change of Executive’s responsibilities, authority, status, position, offices, titles, duties or reporting requirements;

(2)	a material adverse change in Executive’s annual compensation or benefits (but not if such change is the result of a general reduction in the annual compensation or benefits of the Company’s other vice presidents;

(3)	a requirement to relocate in excess of 50 miles from Executive’s then current place of employment without Executive’s consent; or

(4)	the breach by the Company of any material provision of this Agreement or failure to fulfill any other contractual duties owed to the Executive.
     For the purposes of this definition, Executive’s responsibilities, authority, status, position, offices, titles, duties and reporting requirements are to be determined as of the date of this Agreement.
     11. Confidentiality.
     Except to the extent required by law, Executive shall keep confidential and shall not, without the Company’s prior, express written consent, disclose to any third party, other than as reasonably necessary or appropriate in connection with Executive’s performance of his duties under this Agreement or any employment agreement, if any, any information regarding the Company, its business, methods of operation, employees, projects, plans and prospects, which information has not been released to the public by the Company. The provisions of this Section 11 shall remain in full force and effect beyond the date of termination of Executive’s employment for any reason.
     12. Agreement Not to Compete.
     a) Noncompetition. Executive will not directly or indirectly engage in any of the following actions on or before the date that is two years after the date on which Executive’s employment by the Company is terminated by either party for any reason:
(1)	Own any interest in, manage, operate, join, control, lend money or render other financial assistance to, participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any entity that has a gaming operation within 50 miles of any of the Company’s existing operations or proposed sites which are under contract at the time of such termination; or
(2)	Solicit for employment, endeavor to entice away from the Company or otherwise interfere with the Company’s relationship with any person who is employed by or otherwise engaged to perform services for the Company, whether for Executive’s own account or for the account of any other individual, partnership, firm or corporation or other business entity.
     b) Blue Pencil Doctrine. If the scope of the restrictions in this Section 12 is determined by any court of competent jurisdiction to be too broad to permit the enforcement of all of the provisions of this Section 12 to their fullest extent, then the provisions of this Section 12 shall be construed (and each of the parties hereto hereby confirm that its/his intent is that such provisions be so construed) to be enforceable to the fullest extent permitted by applicable law. To the maximum extent permitted by applicable law, Executive hereby consents to the judicial modification of the provisions of this Section 12 in any proceeding brought to enforce such provisions in such a manner that renders such provisions enforceable to the maximum extent permitted by applicable law.
     c) Survival of Terms. The provisions of this Section 12 shall remain in full force and effect beyond the date of termination of Executive’s employment for any reason.
     13. Acknowledgments; Irreparable Harm.
     Executive agrees that the restrictions on competition, solicitation and disclosure in this Agreement are fair, reasonable and necessary for the protection of the legitimate interests of the Company. Executive further agrees that a breach of any of the covenants set forth in Sections 11 and 12 of this Agreement will result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law, and Executive further agrees that in the event of a breach, the Company will be entitled to an immediate restraining order and injunction to prevent such violation or continued violation, without having to prove damages, in addition to any other remedies to which the Company may be entitled to at law or in equity.
     14. Notification to Subsequent Employers.
     Executive grants the Company the right to notify any future employer or prospective employer of Executive concerning the existence of and terms of this Agreement and grants the Company the right to provide a copy of this Agreement to any such subsequent employer or prospective employer.
     15. Resolution of Disputes.
     Any controversy, claim, or dispute of any kind arising out of or relating to this Agreement, its interpretation, or alleged breach shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and a judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The parties acknowledge that binding arbitration offers the opportunity to have any dispute resolved in the fairest possible manner. Both sides would give up any right to a jury trial, but the parties believe that the benefits of arbitration significantly outweigh any disadvantage.

     The parties also believe arbitration is likely to be both less expensive and less time-consuming than litigation of any dispute there might be. Arbitration will be conducted in the Minneapolis-St. Paul metropolitan area. An arbitration panel will be created, consisting of one arbitrator whom Executive selects, one arbitrator selected by the Company, and a neutral arbitrator selected by the other two arbitrators. The Company will pay the fees of the arbitrator whom it selects and the neutral arbitrator, and Executive will pay the fees of the arbitrator whom he selects.
     16. Withholding.
     The Company may withhold from any amounts payable under this Agreement the minimum federal, state and local taxes and other legally required withholdings as shall be required pursuant to any applicable law, statute or regulation.
     17. Successors and Assigns.
     This Agreement is binding upon, and shall inure to the benefit of the Company and the Executive, and all successors and assigns of the Company. This Agreement shall be binding upon and inure to the benefit of the Executive and his heirs and personal representatives. The Company may assign this Agreement.
     18. Miscellaneous.
     a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.
     b) Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
IF TO THE EXECUTIVE:

Mark Sicilia
Lakes Entertainment, Inc.
130 Cheshire Lane
Minnetonka, MN 55305-1062

IF TO THE COMPANY:

Lakes Gaming, Inc.
Attn: Timothy J. Cope, President and Chief Financial Officer
130 Cheshire Lane
Minnetonka, MN 55305

WITH A REQUIRED COPY TO:

Maslon Edelman Borman & Brand, LLP
Attn: Neil I. Sell
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-4140
or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 18. Notices and communications shall be effective when actually received by the addressee.
     c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with the law.
     d) Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.
     e) No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.
     f) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.
     19. Entire Agreement.
     This Agreement constitutes the entire agreement between the parties, supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof and may not be modified or terminated orally. No modification, termination or attempted waiver of this Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.
     20. Voluntary Agreement.
     Executive acknowledges that he has had the opportunity to review this Agreement and confer with legal counsel of his choice prior to executing it. Executive enters into this Agreement voluntarily and has not relied on any statements or representations by the Company except as set forth in this Agreement.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and pursuant to the due authorization of its Board, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the day and year first written above.

LAKES ENTERTAINMENT, INC	EXECUTIVE:
By: /S/ Timothy Cope Its: President	/S/ Mark Sicilia Mark Sicilia